EXHIBIT 11

GATEWAY ENERGY CORPORATION & SUBSIDIARIES

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Weighted average number of common shares outstanding	15,778,349	15,426,317	15,726,615	15,426,317

Add shares issuable pursuant to common stock options/warrants less shares assumed repurchased at the average market price (1)	—	67,612	20,571	36,624

Tentative numer of shares for computation of fully diluted earnings per share	15,778,349	15,493,929	15,747,186	15,462,941

Loss from continuing operations	$(151,065)	$(216,202)	$(552,678)	$(722,830)
Discontinued operations – gain on sale of properties	—	—	42,480	—
Loss before cumulative effect of change in accounting principle	$(151,065)	$(216,202)	$(510,198)	$(722,830)
Cumulative effect of change in accounting principle	—	—	—	(105,777)
Net loss	$(151,065)	$(216,202)	$(510,198)	$(828,607)

Basic and diluted loss per common share:
Continuing operations	$(0.01)	$(0.01)	$(0.03)	$(0.04)
Discontinued operations	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	(0.01)
Net loss	$(0.01)	$(0.01)	$(0.03)	$(0.05)

(1)               These figures are not used in the diluted earnings per share calculations as their effect would be antidilutive.